Exhibit D-3

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF LOUISIANA

IN RE:                                                             * NO. 05-17697

ENTERGY NEW ORLEANS, INC.             *

                                                                         * CHAPTER 11

DEBTOR

                                                                          * SECTION "B"

*         *         *         *         *         *         *      *

MOTION FOR A SECOND INTERIM ORDER THAT INCREASES THE MAXIMIUM LIMIT ON THE DEBTOR'S INTERIM POSTPETITION FINANCING, PURSUANT TO 11 U.S.C.  105(a), 361, 364(c) AND 364(d), PENDING THE PREVIOUSLY SCHEDULED FINAL HEARING ON THE FINANCING MOTION

Entergy New Orleans, Inc., the debtor and debtor-in-possession herein (the "Debtor" or "ENOI"), hereby files this Motion for a Second Interim Order that Increases the Maximum Limit on the Debtor's Interim Postpetition Financing, Pursuant to 11 U.S.C. 105(a), 361, 364(c) and 365(d), Pending the Final Hearing Previously Scheduled on the Financing Motion (this "Motion"). In support of this Motion, the Debtor respectfully states as follows:

BACKGROUND AND JURISDICTION

    On September 23, 2005 (the "Petition Date"), the Debtor filed a petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").
    The Debtor continues in possession of its properties and has continued to operate its business as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No official committee has yet been appointed in this chapter 11 case.
    The Court has jurisdiction over this Motion pursuant to 28 U.S.C.  157 and 1334. Venue is proper in this district pursuant to 28 U.S.C.  1408 and 1409. This matter is a core proceeding within the meaning of 28 U.S.C.  157(b)(2). The statutory predicates for the relief requested herein are sections 105, 361, 363, 364(c) and 364(d) of the Bankruptcy Code and Rule 4001(c) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").
    The Debtor is a wholly-owned subsidiary of Entergy, a public utility holding company subject to the Public Utility Holding Act of 1935. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear power generator in the United States. Entergy delivers electricity to approximately 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas.
    The Debtor has served New Orleans for more than 80 years. The Debtor served approximately 190,000 electric and 147,000 gas customers in Orleans Parish as of December 2004. The Debtor is subject to the regulatory jurisdiction of the New Orleans City Council.
    Total restoration costs for the repair and/or replacement of the Debtor's electric and gas facilities damaged by Hurricane Katrina and business continuity costs are estimated to range from $325 million to $475 million. This cost estimate does not include other potential incremental losses that cannot be estimated at this time, nor does it include ordinary course expenses such as payroll, maintenance, and the purchase of electric power and gas.

    THE FIRST INTERIM ORDER
    AND THE RELIEF SOUGHT HEREIN

    On the Petition Date, the Debtor filed a Motion for an Order (I) Authorizing the Debtor to Obtain Post-Petition Financing Pursuant to 11 U.S.C.  105(a), 361, 364(c), and 364(d), (II) Granting Adequate Protection To Certain Pre-Petition Secured Parties Pursuant To 11 U.S.C.  361 and 363, and (III) Scheduling a Final Hearing Pursuant To Bankruptcy Rule 4001 (Docket Entry #2) (the "Financing Motion"). This Court granted a Motion for Expedited Hearing on the Post-Petition Financing Motion, and an interim hearing was held on the Financing Motion on September 26, 2005 (the "Interim Hearing").
    At the conclusion of the Interim Hearing, the Bankruptcy Court entered an Interim Order (the "First Interim Order") (Docket Entry #22) that, among other things, (a) authorizes the Debtor to borrow up to $100 million (the "Interim Borrowing Limit") pursuant to (i) the First Interim Order and (ii) the Court-approved credit agreement with Entergy (the "DIP Credit Agreement"), and (b) schedules a final hearing on the Financing Motion to commence on December 7, 2005 (the "Final Hearing").
    Nothing contained in the First Interim Order constitutes a priming or pari passu lien on any property otherwise subject to a valid, enforceable pre-petition security interest, or a determination of what constitutes unencumbered property or property of the estate.
    At the Interim Hearing, ENOI agreed that it would not borrow more than the Interim Borrowing Limit pursuant to the First Interim Order. ENOI reserved, however, its rights to seek authority to borrow additional funds under the DIP Credit Agreement, pending a final hearing, if additional funds are needed in ENOI's unprecedented post-Hurricane efforts.
    Between now and October 26, 2005, the Debtor anticipates that its borrowings under the DIP Credit Agreement will exceed, or nearly exceed, the Interim Borrowing Limit.
    By this Motion, therefore, the Debtor requests that this Court enter the proposed second interim order (the "Second Interim Order"), authorizing the Debtor to increase the Interim Borrowing Limit from $100 million to $200 million, pursuant to sections 364(c) and 364(d) of the Bankruptcy Code and the DIP Credit Agreement, with all other terms and conditions of the First Interim Order remaining the same.

    REQUEST FOR FINAL RELIEF

    Bankruptcy Rule 4001(c)(2) provides that the Court may commence a final hearing on a motion for authority to obtain credit no earlier than fifteen (15) days after service of the motion. If the motion so requests, the court may conduct a hearing before such fifteen (15) day period expires, but the court may authorize the obtaining of credit only to the extent necessary to avoid immediate and irreparable harm to the estate pending a final hearing. ENOI respectfully submits that, for the reasons set forth herein, entry of the Second Interim Order is necessary to avoid immediate and irreparable harm to the Debtor's estate.
    As with respect to the First Interim Order, the Debtor does not seek to impose priming liens under the Second Interim Order on the assets encumbered by liens in favor of existing Prepetition Creditors (as defined in the Financing Motion). However, the Debtor is proposing to grant the panoply of available liens and protections in the Second Interim Order that are available under the Bankruptcy Code short of such a priming lien, and to have any priming lien granted under the Final Order apply nunc pro tunc to advances made under the Second Interim Order.
    The Debtor further requests that the final hearing on the Second Interim Order be held at the Final Hearing scheduled on the First Interim Order.

    NOTICE

    Notice of this Motion has been given to the parties listed on the Special Service List, including the following: (a) all secured creditors; (b) the twenty (20) largest unsecured creditors; (c) thirty (30) random unsecured creditors; (d) the office of the United States Trustee; (e) all entities with regulatory authority over ENOI; and (f) all parties who have filed a request for notice in this chapter 11 case.

WHEREFORE, the Debtors respectfully request that the Court grant the relief requested herein and grant such other and further relief as may be just and proper.

Respectfully submitted,

/s/Elizabeth J. Futrell
R. PATRICK VANCE (#13008)
ELIZABETH J. FUTRELL (#5863)
NAN ROBERTS EITEL (#19910)
TARA G. RICHARD (#26356)
Jones, Walker, Waechter, Poitevent,
Carrere & Denegre, L.L.P.
8555 United Plaza Boulevard
Baton Rouge, Louisiana 70809-7000
Telephone: 225-248-2000
Fax: 225-248-2010

Attorneys for Entergy New Orleans, Inc.

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF LOUISIANA

IN RE:                                                             * NO. 05-17697

ENTERGY NEW ORLEANS, INC.              *

                                                                          * CHAPTER 11

DEBTOR

                                                                          * SECTION "B"

*         *         *         *         *         *         *      *

MOTION AND INCOPORATED

MEMORANDUM FOR EXPEDITED HEARING

Entergy New Orleans, Inc., the debtor and debtor-in-possession herein (the "Debtor" or "ENOI"), moves for expedited hearing on its Motion for a Second Interim Order that Increases the Maximum Limit on the Debtor's Interim Postpetition Financing, Pursuant to 11 U.S.C. 105(a), 361, 364(c) and 365(d), Pending the Final Hearing Previously Scheduled on the Financing Motion (the "Motion"). The requested expedited hearing date is the 26th day of October, 2005, at 2:00 p.m. Without entry of the proposed Second Interim Order, on an expedited basis, ENOI is subject to disruption of its business operations. Further, as a public utility with customers dependent upon it for the provision (and restoration in the wake of Hurricane Katrina) of electrical service, ENOI must obtain the necessary authorizations to borrow additional funds on an expedited basis in order to avoid delay or interruption in its restoration efforts.

WHEREFORE, Entergy New Orleans, Inc., the debtor and debtor-in-possession herein, requests this Honorable Court to enter the attached order granting expedited hearing on Debtor's Motion for a Second Interim Order that Increases the Maximum Limit on the Debtor's Interim Postpetition Financing, Pursuant to 11 U.S.C. 105(a), 361, 364(c) and 365(d), Pending the Final Hearing Previously Scheduled on the Financing Motion.

Respectfully submitted,

/s/ Elizabeth J. Futrell
R. PATRICK VANCE (#13008)
ELIZABETH J. FUTRELL (#5863)
NAN ROBERTS EITEL (#19910)
TARA G. RICHARD (#26356)
Jones, Walker, Waechter, Poitevent,
Carrère & Denègre, L.L.P.
8555 United Plaza Boulevard
Baton Rouge, LA 70809-7000 Telephone: (225) 248-2132
Fax: (225) 248-2010

Attorneys for Entergy New Orleans, Inc.